Exhibit 10.3

TERMINATION AGREEMENT AND MUTUAL RELEASE

This Termination Agreement and Mutual Release (“Termination Agreement”) is made and entered into as of this 27 day of January, 2020 (the “Execution Date”), and effective as of the Termination Date, by and between Outlook Therapeutics, Inc., a Delaware corporation with a principal place of business at 7 Clarke Drive, Cranbury, New Jersey 08512 (“Outlook”) and MTTR LLC, a Delaware limited liability company with a principal place of business at 19259 Braemore Rd., Porter Ranch, California 91326 (“MTTR”). Each of Outlook and MTTR shall hereinafter be referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Outlook and MTTR are parties to that certain Strategic Partnership Agreement dated February 15, 2018, as amended by the letter agreements and/or amendments between the Parties dated March 2, 2018, March 4, 2019 and June 4, 2019, (collectively, the “SPA”);

WHEREAS, the Parties hereto desire to terminate the SPA effective as of the Termination Date, and to set forth in this Termination Agreement the terms and conditions for such termination; and

WHEREAS, in connection with the execution of this Termination Agreement, Outlook will concurrently enter into independent consulting agreements with each of the Principals (as defined below) of MTTR (collectively, the “Consulting Agreements”).

NOW; THEREFORE; in consideration of the mutual releases set forth in this Termination Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                  Termination. Effective as of the Termination Date, and notwithstanding anything to the contrary contained in the SPA, the SPA (including those provisions expressly stated to survive termination) is hereby irrevocably terminated and shall be of no further force or effect, except as expressly set forth in Section 12 of this Termination Agreement. Notwithstanding anything to the contrary in this Agreement, if Outlook has not satisfied all of the Nasdaq Marketplace Rules required to allow for the issuance of common stock to all of the Principals, as contemplated by Section 3 below and the terms of the Consulting Agreements by April 10, 2020, this Termination Agreement shall be null and void without any action by either Party. Promptly following the satisfaction of all of the Nasdaq Marketplace Rules required to allow for such issuance of common stock to all of the Principals, Outlook shall notify MTTR thereof and the date corresponding to the Termination Date.

2.                  Settlement Payment. Within ten (10) days after the Termination Date, Outlook shall pay to MTTR a one-time, non-refundable, non-creditable payment of one hundred ten thousand U.S. Dollars (US$110,000) (the “Settlement Payment”). MTTR acknowledges and agrees that the Settlement Payment represents settlement in full of all outstanding payments owed to MTTR by Outlook as of the Termination Date, and that there are no further monies remaining due and owing to MTTR under the SPA.

3.                  Equity Grant. Promptly following the Termination Date, Outlook shall issue to the Principals of MTTR, pursuant to the terms of their respective Consulting Agreements, an aggregate seven million two hundred forty-four thousand seven hundred and thirty nine (7,244,739) shares of common stock of Outlook, par value $0.01 per share (“Common Stock”), which shares equal ten percent (10%) of the Common Stock as determined on an “As Adjusted Basis”. “As Adjusted Basis” means (a) the total number of shares of issued and outstanding Common Stock as of the date of this Agreement (38,430,924) plus (b) 4,657,852 shares of Common Stock issued or issuable to BioLexis Pte. Ltd. (“BioLexis”) pursuant to warrants to purchase Common Stock held by BioLexis (which for the avoidance of doubt, are not included in (a)), plus(c) the shares of Common Stock issued or issuable to BioLexis upon conversion of Outlook’s outstanding Series A-1 convertible preferred stock, par value $0.01 per share (the “Series A-1 Preferred”), as such terms may be amended.

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4.                  Releases. Each of the Parties hereto, individually and on behalf of its subsidiaries, affiliates, divisions, partners, real or alleged alter egos, managers, stockholders, directors, officers, employees, agents, representatives, attorneys, accountants, predecessors, insurers, successors, heirs and assigns, hereby releases and forever discharges the other Party hereto and its respective Related Persons (defined below), of and from any and all obligations and all manner of actions, and causes of action, suits, debts, sums of money, accounts, reckonings, damages, judgments, executions, liabilities, costs, losses, claims and demands, in law or equity, in contract or in tort, civil or criminal, whether known or unknown, asserted or unasserted, of any kind or nature whatsoever (collectively, “Claims”), in connection with, or related to, or arising out of, the SPA from the beginning of time to the Termination Date, including with respect to any market assessments, financial forecasts, financial modeling, regulatory and clinical strategies, whether previously provided or updated by MTTR or an MTTR Related Party, or otherwise, and information regarding any known or unknown competitors or products which may adversely impact Outlook or the opportunity for the ONS-5010 (collectively, “Released Claims”).

Notwithstanding the foregoing, nothing in this Termination Agreement shall be deemed to waive, release or discharge either of the Parties hereto of its obligations under this Termination Agreement or to release or discharge any Party hereto of any Claim arising out of any act or omission of such Party occurring after the Termination Date. For purposes of this Termination Agreement, “Related Persons” of a Party shall mean such Party’s past, present and future parent companies, subsidiaries, affiliates, divisions, partners, real or alleged alter egos, managers, stockholders, directors, officers, employees, agents, representatives, attorneys, accountants, predecessors, insurers, successors, heirs and assigns. MTTR’s Related Persons shall also include each of the Principals’ past, present and future related companies, partners, relatives, real or alleged alter egos, agents, representatives, attorneys, accountants, predecessors, insurers, successors, heirs and assigns.

5.                  Covenant Not to Sue. Each Party, individually and on behalf of its subsidiaries, affiliates, divisions, partners, real or alleged alter egos, managers, stockholders, directors, officers, employees, agents, representatives, attorneys, accountants, predecessors, insurers, successors, heirs and assigns, agrees and covenants not to institute any claim, charge, suit, action or appeal against the other Party or its Related Persons with respect to any Released Claim. For avoidance of doubt, nothing in this Termination Agreement precludes any Party from instituting a claim, charge, suit, action or appeal for the purpose of enforcing its contractual rights under this Termination Agreement.

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6.                  Release of Unknown Claims. In giving the aforementioned release, which includes claims that may be unknown at present, each Party represents, warrants and agrees that it has been fully advised of the contents of Section 1542 of the Civil Code of the State of California. Each Party expressly waives and relinquishes all rights and benefits under that section and any similar statute or common-law principle of similar effect of any state or territory of the United States with respect to the claims released hereby. In connection with this waiver, each Party acknowledges that it is aware that it may hereafter discover claims presently unknown or unsuspected or facts in addition to or different from those which it now knows or believes to be true with respect to the claims, matters and causes of action released herein. Section 1542 reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

7.                  No Investment Advice. The Parties agree and acknowledge that none of the information provided by MTTR under the SPA shall be construed as investment advice, financial advice, a recommendation to take any action with respect to securities or as any other advice with respect to any investment or potential investment.

8.                  Non-Disparagement. Each Party (including its affiliates, subsidiaries and divisions, and their managers, board members, directors, officers, executives and employees) shall not directly or indirectly, whether in public or in private, make, publish, encourage, ratify or authorize, or aid, assist, or direct any person or entity in making or publishing, any Disparaging (as defined below) statements, remarks or comments (orally, in writing, by electronic means or otherwise) about the other Party, its Related Persons or its members, managers, stockholders, directors, officers, partners, investors, advisors, employees, agents, products, services, business practices or activities. Notwithstanding the foregoing, nothing in this paragraph shall preclude either Party (including its affiliates, subsidiaries and divisions, and their managers, board members, directors, officers, executives and employees) from providing truthful statements in any governmental or judicial inquiry or proceeding.

9.                  Noncompetition. Subject to written waivers that may be provided by Outlook upon request, MTIR agrees that for a period of two (2) years after the Termination Date, and only for so long as Outlook is using Commercially Reasonable Efforts to develop and/or commercialize a bevacizumab therapeutic for treatment, prevention or cure of an ophthalmic indication (the “Restricted Period”), MTTR shall not directly or indirectly: (a) provide any services to any person or entity (other than Outlook or its Related Persons) with respect to the identification, development, manufacture or commercialization of a bevacizumab therapeutic for an ophthalmic indication.

10.              Nonsolicitation. During the Restricted Period, MTTR shall not solicit or encourage any employee of, or consultant to, Outlook, to terminate his or her employment or relationship with Outlook in order to (a) become employed by MTTR or (b) otherwise perform services for any other person or entity.

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11.                Records and Delivery of Inventions. MTTR represents and warrants that it has complied with all obligations under Section 2.3(b) (Records) and Section 15.7(b) (first sentence only) (Delivery of Inventions) of the SPA and that all such Records and Inventions (in each case as such terms are defined in the SPA) have been provided to Outlook as of the Termination Date and that no such Records or Inventions, copies of which are required to be provided to Outlook pursuant to the SPA, are in its possession that have not been provided to Outlook.

12.                Survivability of Provisions. Notwithstanding the termination of the SPA, the following provisions of the SPA shall survive its termination:

a)                  Each Party’s obligations with respect to indemnification under Sections 14.1, 14.2, and 14.3 of the SPA;

b)                  Each Party’s obligations with respect to ownership of inventions, artist’s, moral and other rights, and the license grant from MTTR to Outlook under MTTR Regulatory Strategy pursuant to Sections 10.1, 10.2, and 10.3 of the SPA;

c)                  Each Party’s obligations of confidentiality and non-use under Article 13 of the SPA with respect to the other Party’s Confidential Information (as defined in the SPA); and

d)                  Each Party’s obligations under Section 15.7(a) (Return or Destruction of Confidential Information) of the SPA.

13.                Contradiction in Terms. Should there be any contradiction in terms between the surviving provisions of the SPA, as specifically set forth in this Termination Agreement, and this Termination Agreement concerning the obligations of the Parties following termination of the SPA, the provisions of this Termination Agreement shall control.

14.                Attorneys Fees. If any action is brought for the enforcement of this Termination Agreement, or in connection with any dispute arising out of the Termination Agreement or the claims which are the subject of this Termination Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and any other costs incurred in such litigation in addition to any other relief to which the prevailing Party may be entitled.

15.                Entire Agreement. This Termination Agreement contains the entire agreement among the Parties hereto and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged into and superseded by this Termination Agreement. This Termination Agreement may not be modified except in a writing signed by the Parties.

16.                Binding on Successors and Assigns. The provisions of this Termination Agreement shall be binding upon, and shall obligate, extend to, and inure to the benefit of, each of the legal successors, assigns, transferees, grantees, and heirs of each Party, and all persons who may assume any or all of the above-described capacities subsequent to the execution of this Termination Agreement.

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17.               Construction and Advice of Counsel. Each Party to this Termination Agreement has contributed to its drafting and its content; accordingly, for purposes of construction, this Termination Agreement shall not be deemed drafted by any Party, and any ambiguity shall not be construed against any Party. Moreover, the Parties acknowledge and agree that each has been represented in the negotiation of this Termination Agreement by counsel of such Party’s own choosing or has had an opportunity and ability to obtain such representation, that such Party has read this Termination Agreement or had it read to such Party, that such Party understands this Termination Agreement, and that such Party is fully aware of the contents and legal effects of this Termination Agreement. Nothing contained herein shall be construed as an admission by any Party hereto of any liability of any kind.

18.                Governing Law. This Termination Agreement shall be governed by the laws of the State of Delaware, without regard to its conflicts of laws principles.

19.                Certain Defined Terms. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

a)                  “Commercially Reasonable Efforts” shall mean the level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry for developing or seeking regulatory approval of a similarly situated branded pharmaceutical product as ONS-5010 at a similar stage of development, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors.

b)                  “Disparaging” remarks, comments or statements means remarks, comments or statements that impugn, criticize, defame, malign, disparage, or cast in a negative light a person’s, entity’s or thing’s character, honesty, integrity, morality, business acumen, qualification, abilities, quality or performance.

c)                  “Principal” (or collectively, “Principals”) shall mean each of (a) Mr. Terry Dagnon, an individual and citizen of the U.S. residing, as of the Termination Date, in the state of Colorado, (b) Mr. Jeff Evanson, an individual and citizen of the U.S. residing, as of the Termination Date, in the state of Texas, (c) Mr. Tony Moses, an individual and citizen of the U.S. residing, as of the Termination Date, in the state of California and (d) Dr. Mark Humayun, an individual and citizen of the U.S. residing, as of the Termination Date, in the state of California.

d)                  “Termination Date” shall mean the date on which all of the requirements of the Nasdaq Marketplace Rules have been satisfied to allow for the issuance of Outlook’s common stock to all of Principals, pursuant to Section 3 above and the terms of the Consulting Agreements.

20.              Counterparts. This Termination Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one (1) and the same agreement.

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IN WITNESS WHEREOF, the Parties hereby have executed this Termination Agreement as of the Execution Date.

Outlook Therapeutics, Inc.

By:	/s/ Lawrence A. Kenyon
Name:	Lawrence A. Kenyon
Title:	President, Chief Executive Officer, Chief Financial Officer and Secretary

MTTR LLC

By:	/s/ Mark Humayun
Name:	Mark Humayun
Title:	President